Exhibit 10.3

May 5, 2022
Susan R. Salka
c/o AMN Healthcare Services, Inc.

Re:    Transition Agreement
Dear Susan:

In March 2022, you informed AMN Healthcare Services, Inc. (“AMN”, and together with AMN Healthcare, Inc. and their subsidiaries, the “Company”) that you intended to retire from your employment with the Company in 2022 following the Company’s appointment of your successor. This letter sets forth the terms of the transition agreement (the “Agreement”) between the Company and you with respect to the planned transition from your full-time employment with the AMN as its President and Chief Executive Officer to rendering services as a non-employee advisor on a part time basis.
1.Current Employment Agreement. You are currently employed by the Company on a full-time basis under your May 4, 2005 Employment Agreement with AMN, as amended on February 6, 2008 (as amended, the “Employment Agreement”). The Employment Agreement and its terms will remain in effect as is except as may be expressly modified by this Agreement. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms in the Employment Agreement.
2.Transition Date and Separation Date. Your employment with the Company will continue until the earliest to occur of: (a) December 31, 2022; (b) the commencement of employment for a new Company Chief Executive Officer (“New CEO”) who has been appointed by AMN’s Board of Directors (the “Board”) to replace you but in any event no earlier than August 12, 2022; or (c) a date specified under Section 5 of the Employment Agreement (such earliest date is the “Separation Date”). If the Separation Date arises under clause (a) or clause (b), then your termination of employment is a “Qualifying Termination” and shall be treated for all Company purposes as your voluntary retirement from the Company and the Employment Agreement shall terminate on the Separation Date except for its Section 14 which provisions shall survive. If the Separation Date arises under Section 5 of the Employment Agreement, then this Agreement shall terminate on the Separation Date and be null and void and the terms of the Employment Agreement shall govern your separation from the Company. As of the Separation Date, you will no longer be considered an employee of the Company nor shall you provide employment services of any kind to the Company and you shall be deemed to have resigned from all positions and offices including from service on the Board. It is intended that the Separation Date shall be the date of your “separation from service” with the Company as determined under Internal Revenue Code Section 409A (“409A Termination”). The period between the date of your execution of this Agreement and the Separation Date is the “Transition Period”.
For the avoidance of doubt, the provisions of Employment Agreement Sections 5 and 6 will not apply if there is a Qualifying Termination. During the Transition Period: (i) you will continue in your full-time employment role as AMN’s President and Chief Executive Officer and will continue to devote substantially all of your business time and best efforts to the performance of such duties, and you will provide other transition assistance, including transition assistance related to the appointment and integration of a new Company Chief Executive Officer, as reasonably requested by the Board; (ii) the Company will continue to pay your annual base salary, (iii) you will continue to be eligible to participate in Company employee incentive and

Exhibit 10.3
benefit plans (including without limitation the 2005 Amended and Restated Executive Nonqualified Excess Plan of AMN Healthcare, Inc. (“2005 Plan”)) in which you are currently enrolled (pursuant to the terms and conditions of those benefit plans); and (iv) you will continue to vest in any stock options, restricted stock units, or other equity awards that you have previously been granted by the Company, which awards shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, and plan documents. The terms of the 2005 Plan and your equity compensation agreements will continue to apply and govern your awards in accordance with their existing terms after your Separation Date. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that since you do qualify under the “Retirement Policy” outlined in your prior issued equity agreements, those equity grants will continue to vest as outlined in each agreement. You will also receive regular updates on the status of the New CEO hiring process and you will receive all related materials that are provided to the full Board regarding the New CEO hiring process.
3.Qualifying Termination. The following items shall apply in the event of a Qualifying Termination subject to your timely satisfaction of the requirements of Section 3(f):
(a)    2022 Bonus. Payment of the 2022 annual bonus will be made at the maximum payout amount (i.e., $2,650,000 which is 250% of your annual Base Salary). The 2022 bonus will be paid to you in 2023 at the same time it would have been paid to you if you were still a Company employee.
(b)    2005 Plan Match. The employer matching contribution to the 2005 Plan shall be made based on your 2022 contributions under the 2005 Plan through the Separation Date. If for any reason the terms of the 2005 Plan or applicable law would prohibit the Company from making all matching contributions based on your 2022 contributions, then the Company shall instead provide you with a lump-sum taxable payment equal to the amount of any such unmade matching contributions which amount shall be paid at the same time that the matching contributions otherwise would have been made in accordance with the 2005 Plan.
(c)    Health Insurance. The Company shall pay the employer and employee portion of the premiums for your Company group medical insurance coverage for you and your dependents (who were being covered under the Company’s group medical insurance as of immediately before the Separation Date) for up to 36 months (or such lesser period if required by applicable law or by the terms of the group medical plan) after the Separation Date and you timely make the necessary elections to continue such group medical coverage after the Separation Date. Notwithstanding the foregoing, if the Company determines that its payment of the premiums on your behalf would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Company shall instead provide you with a monthly taxable payment equal to the amount of the Company-portion of the premiums which you may, but are not required to, use towards the cost of coverage. After the period of Company subsidized health insurance coverage ends, you may elect to remain a participant in the Company’s group medical plan at your own expense, subject to the requirements of applicable law and the terms of the plan.
(d)    Advisory Agreement. On or before the Separation Date, AMN Healthcare, Inc. and you will enter into an advisory consulting agreement (“Advisory Agreement”), in the form attached hereto as Exhibit B, in which you will render non-employee consulting services on an as-requested basis through the third anniversary of the Separation Date. It is expected that your annual level of service under the Advisory Agreement will not exceed 500 hours and in any event the magnitude of your services will not be in an amount that would cause the Separation Date to not constitute a 409A Termination. The annual amount of

Exhibit 10.3
compensation under the Advisory Agreement will be $300,000 and such amount shall be paid to you on each of the first three anniversaries of the commencement of the Advisory Agreement subject to the terms of the Advisory Agreement. During the term of the Advisory Agreement, the Company shall pay for the reasonable cost of an executive assistant for up to forty (40) hours each calendar month. The Company shall not effect any tax withholding on payments under the Advisory Agreement. The Company shall reimburse you for your reasonable business expenses incurred in connection with your services under the Advisory Agreement.
(e)    Miscellaneous. The Company will work with American Express to convert your Company issued American Express Centurion Card to a personal American Express Centurion card. The Company will continue to nominate you for American Airlines Concierge Key status through 2025 and you will have continued use of National rental car services with meet and greet access and Company provided discounts. You will be entitled to keep as your personal property the Company provided home office monitors and laptop computer provided that at the Company’s request, the Company shall have access to such laptop in order to remove any Company information or programs that are stored on the laptop.
(f)    Release. In order to receive the benefits described in this Section 3, on or within twenty-one (21) calendar days following the Separation Date, you will need to sign, date, and return to the Company, a General Release of Claims (the “General Release”) in substantially the form attached hereto as Exhibit A, that will be provided to you by the Company and you must not revoke such General Release after your delivery of the executed General Release. For avoidance of doubt, if the General Release is not timely executed or it is timely revoked by you then the Advisory Agreement shall become null and void and no payments shall be made under the Advisory Agreement.
4.    No Other Compensation or Benefits. You acknowledge that, except as expressly provided or referenced in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, incentive compensation, or equity), severance, or benefits on or after the Separation Date.
5.    Return of Company Property. On the Separation Date or any earlier or later time if requested by the Company, and subject to the last sentence in Section 3(e), you must return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You further represent that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then you must, on the Separation Date or any earlier/later time if requested by the Company, provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.
6.    Continuing Obligations. You agree to refrain from any unauthorized use or disclosure of the Company’s trade secrets, proprietary and/or confidential information or materials and re-affirm your commitment to comply with any applicable Company agreements you have previously executed with respect to such subject matter. You agree that contemporaneous with your execution of this Agreement, you shall also execute and deliver to the Company the Confidentiality and Non-Competition Agreement attached hereto as Exhibit C.

Exhibit 10.3
7.    Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. For the avoidance of doubt, nothing in this Agreement or the General Release is intended or should be construed to release the Company from any obligation to indemnify you and/or to cover you under the Company’s directors & officers liability insurance policies, including, without limitation, as provided pursuant to Section 8 of the Employment Agreement.
8.    Attorneys’ Fees. The Company will cover the reasonable legal costs and expenses incurred by you in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby, upon presentation of invoices documenting the expense. Such invoices must be provided to the Company within sixty (60) days after your execution of this Agreement and the Company shall make payment to you for the approved expenses within sixty (60) days of the Company’s receipt of such invoices.
9.    Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code (“Code”) Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth under any other agreement with the Company are deemed to be “nonqualified deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month and one day period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. In addition to the above, solely to the extent required to comply with Code Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the General Release spans two calendar years, payment of the applicable benefits shall not commence until the beginning of the second calendar year.
10.    General. This Agreement, together with the Employment Agreement, and the other agreements referenced herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those

Exhibit 10.3
expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and signatures transmitted by PDF shall be equivalent to original signatures. You have been advised to seek the counsel of your own legal, tax and/or financial advisors before signing this Agreement and have had ample opportunity to do so.
11.    Notice. Each notice and other communication required or permitted to be given under this Agreement (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) transmission if delivered by electronic mail, (c) three business days after the Notice has been deposited with the United States Postal Service as first-class, certified mail, return receipt requested, postage pre-paid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage pre-paid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
To Company:    AMN Healthcare, Inc.
Attn: Chief Legal Officer
8840 Cypress Waters Blvd
Dallas, TX 75019
Email: officeofthecorporatesecretary@amnhealthcare.com

To You: Susan R. Salka
3831 Turtle Creek Blvd. #7B
Dallas TX 75219
Email: susansalka@gmail.com

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in a manner set forth above.
We appreciate your many years of service and look forward to continuing to work with you during the Transition Period and the Advisory Agreement.
Sincerely,
AMN Healthcare, Inc.

By:     /s/ Denise Jackson
Name:    Denise Jackson

Exhibit 10.3
Title:    Chief Legal Officer
Date: May 6, 2022

AGREED:

/s/ Susan R. Salka
Susan R. Salka

May 6, 2022
Date

Exhibit 10.3
Exhibit A

Release Agreement
Date Presented: _________
This RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Susan R. Salka, on behalf of herself, her spouse, agents, representatives, assignees, heirs, executors, administrators, beneficiaries, and trustees (“Employee”), and AMN Healthcare, Inc. and its subsidiaries and parents, (hereinafter collectively referred to as “Employer”).
WHEREAS, Employee was employed in the position of President and Chief Executive Officer of AMN Healthcare Services, Inc.; and
WHEREAS, Employee and AMN Healthcare, Inc. entered into a Transition Agreement dated May 5, 2022 (the “Transition Agreement”, attached hereto as Attachment A); capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transition Agreement;
WHEREAS, Employee’s employment with Employer terminated effective ______, 2022 and constituted a “Qualifying Termination” as defined in the Transition Agreement;
WHEREAS, this Agreement is the General Release described in Section 3(f) of the Transition Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises each party has made to the other as set forth in this Agreement, Employee and Employer agree as follows:
1.    Consideration. In exchange for the promises made by and in consideration for all the terms entered into by Employee in this Agreement, Employer agrees to provide Employee with the benefits described in Section 3 of the Transition Agreement if Employee timely signs and does not revoke this Agreement and remains in compliance with its terms.
2.    General Waiver And Release. In exchange for the consideration described in Paragraph 1, Employee fully and completely waives, releases, and forever discharges Employer and its predecessors, successors, all former, current and future related companies, divisions, subsidiaries, affiliates and parents, and collectively, their former, current and future directors, officers, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees (collectively the “Released Parties”), from any and all claims, charges, complaints, actions, causes of action, suits, grievances, controversies, disputes, demands, agreements, contracts, covenants, promises, liabilities, judgments, obligations, debts, damages (including, but not limited to, actual, compensatory, exemplary and punitive damages), attorneys' fees, costs and/or any other liabilities of any kind, nature, description or character whatsoever that Employee may have against the Released Parties arising out of Employee’s employment with Employer, the separation of her employment with Employer and/or any other fact, condition, circumstance, or occurrence whatsoever up to and including the date of Employee’s execution of this Agreement, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise, including, but not limited to, all claims that the Released Parties:
(a)    violated public policy or common law (including, but not limited to, claims for breach of contract, intentional or tortious interference with contract or business relations, fraud, misrepresentation, conversion, promissory estoppel, detrimental reliance, wrongful termination, retaliatory discharge, assault, battery, personal

Exhibit 10.3
injury, negligence, negligent hiring, retention or supervision, defamation, invasion of privacy, conspiracy, intentional or negligent infliction of emotional distress and/or mental anguish, or loss of consortium); or
(b)    violated Employer’s personnel policies, procedures, or handbooks, any covenant of good faith and fair dealing, or any purported contract of employment, express or implied, between Employee and Employer; or
(c)    failed to provide Employee with any benefits pursuant to the terms of any employee benefit plan maintained, administered, sponsored, funded and/or paid, in whole or in part, by Employer, violated the terms of any such employee benefit plan, breached any fiduciary obligation with respect to such plan, or discriminated against Employee for the purpose of preventing Employee from obtaining benefits pursuant to the terms of any such plan, or in any way violated any provision of the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; or
(d)    retaliated against or discriminated against Employee on the basis of national origin, race, color, ancestry, sex (including sexual harassment), gender, religion, disability, handicap, age, sexual orientation, marital status, parental status, source of income, or any other basis in violation of any city, local, state or federal laws, statutes, ordinances, Employee orders, regulations or constitutions or otherwise violated any city, local, state, or federal laws, statutes, ordinances, Employee orders, regulations or constitutions, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) and the Texas Commission on Human Rights Act.
For the purpose of implementing a full and complete waiver and release, Employee expressly acknowledges that the waiver and release she gives in this Agreement is intended to include in its effect, without limitation, claims that she did not know or suspect to exist in her favor at the time of her execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the waiver and release of those claims and contemplates the extinguishment of any such unknown claims. Without limitation, this includes Employee’s specific waiver of the benefits of California Civil Code Section 1542 (and any other comparable state or federal law provision) which provides: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Employee understands and agrees that the provisions of this Paragraph 2 are being provided in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”). Employee acknowledges that she has 21 days from the Date Presented above to review and consider this Agreement before signing it, that she may use as much of this 21 day period as she wishes prior to signing, and that signing the Agreement shall constitute a waiver of any remaining balance of the 21 day waiting period. She agrees that any changes to this Agreement do not restart the running of this 21 day period. Employee also acknowledges that she has been advised to consult an attorney about this

Exhibit 10.3
Agreement prior to its execution. Employee further understands that she may revoke this Agreement within seven (7) days from the date on which this Agreement is executed by Employee and that the release of all claims is not effective or enforceable until such revocation period has expired without revocation. Revocation of this Agreement may be made by delivering a written notice of revocation to the attention of the Employer in care of its Chief Legal Officer. For such revocation to be effective, such written notice must be received by the Employer no later than the close of business on the seventh day after Employee signs this Agreement. If Employee fails to timely deliver to Employer the executed version of this Agreement or if Employee timely revokes the Agreement, then this Agreement shall not be enforceable or effective and Employee will not receive the post-separation benefits described in this Agreement or the Transition Agreement. If Employee timely signs this Agreement and does not revoke it then this Agreement shall become effective on the 8th day after Employee’s execution of this Agreement.
3.    Covenant Not To Sue. A “covenant not to sue” is a legal term which means that Employee promises not to file a lawsuit in court. It is different from the General Waiver and Release contained in Paragraph 2 above. Besides waiving and releasing the claims covered by Paragraph 2 above, Employee agrees that she will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims released in Paragraph 2, and Employee agrees to withdraw any judicial complaints or lawsuits Employee has filed, or were filed on Employee’s behalf, prior to the effective date of this Agreement. Notwithstanding this Covenant Not To Sue, Employee may bring a claim against Employer to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Employee violates this Agreement by suing the Released Parties, Employee shall be liable to the Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a lawsuit. As indicated above, it would not violate any part of this Agreement to sue to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.
4.    Rights And Claims Excluded From General Waiver And Release. The general waiver and release in Paragraph 2 does not waive any rights that cannot be waived by law, including Employee’s right to file a charge of discrimination with an administrative agency (such as the Equal Employment Opportunity Commission) and her right to participate in any agency investigation. Employee is waiving, however, any right to recover money in connection with such a charge or investigation. Employee also is waiving any right to recover money in connection with a charge filed by any other individual, by the EEOC, or by any other city, local, state or federal agency. Employee also is not releasing: claims related to enforcement of this Agreement or the Transition Agreement or the Advisory Agreement; claims for accrued, vested benefits under any employee retirement plan of the Employer or for reimbursement under any group health or disability plan in which Employee participated in accordance with the terms of such plans and applicable law; claims related to Employee’s equity holdings in, or her status as an equity holder of, the Employer; claims for indemnification and/or coverage under any director and officer or other similar insurance policy of the Employer; and/or any claims or rights which cannot be waived by law.
5.    Non-Admission Of Liability. Employee also agrees that nothing contained in this Agreement, nor any of the acts taken thereunder, shall be deemed or construed as an admission of liability of any violation of any applicable law, statute, ordinance, order, regulation, or constitution of any kind.
6.    Other Agreements By Employee. Employee also agrees that:
(a)She is entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance;

Exhibit 10.3
(b)She has not been coerced, threatened, or intimidated into signing this Agreement;
(c)She knows and understands that she is not waiving any rights or claims that may arise after the date this Agreement is executed by her;
(d)She has been advised to consult with an attorney prior to signing this Agreement;
(e)She is not otherwise entitled to the consideration described in Paragraph 1;
(f)She has not suffered any on-the-job injury for which she has not already filed a workers’ compensation claim; and
(g)She has been paid by Employer for all hours worked as of the date of her execution of this Agreement and payment of wages was not conditioned in any way on execution of this Agreement.
7.    Entire Agreement/Severability. This Agreement and the Transition Agreement and the Advisory Agreement set forth the entire agreement between Employee and Employer regarding the separation of Employee’s employment and supersedes any other written or oral understandings related to this subject matter. Employee and Employer agree that if any phrase, clause or provision of this Agreement is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any phrase, clause or provision in this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.
8.    Compliance with Agreements. Employee acknowledges and affirms that the benefits provided in Paragraph 1 are conditioned upon her continuing compliance with the terms of this Agreement and the Transition Agreement. This is a material term of this Agreement and Employee’s failure to so comply will be deemed a material breach of this Agreement.
9.    Non-Disparagement. Employee agrees to refrain from engaging in any conduct or pattern of conduct that involves the making or publishing, in all forms of communication, any statement or statements that are disparaging or damaging to the integrity, reputation or goodwill of the Employer, its products and/or services, its employees, and/or its affiliates. The Employer agrees that the Board and Employer’s executive management team will refrain from engaging in any conduct or pattern of conduct that involves the making or publishing, in all forms of communication, any statement or statements that are disparaging or damaging to the integrity, reputation or goodwill of Employee. This Section 9 shall not be violated by truthful statements (x) that are required by law or made in response to legal process, or (y) that are made by Employee in the good faith performance of her duties under the Advisory Agreement.

10.     Assignment. Employee acknowledges and agrees that this Agreement may be assigned by the Employer at any time, without notice, to any successor in interest to the general business operation of the Employer. Employee agrees that upon any such assignment of this Agreement, all of the covenants and agreements of the Employee shall inure to the benefit of such successor or assignee to the same extent as if such successor or assignee had been the original party to this Agreement. Employee acknowledges that this Agreement is personal to Employee and cannot be assigned by the Employee in whole or in part, by operation of law or otherwise.

Exhibit 10.3

11.    Other. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of Employer. This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and Employer, and inure to the benefit of both Employee and Employer, their heirs, successors and assigns. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and signatures transmitted by PDF shall be equivalent to original signatures. Employee has been advised to seek the counsel of her own legal, tax and/or financial advisors before signing this Agreement and has had ample opportunity to do so.

12.    Choice of Venue. Both Employee and Employer consent and submit to the jurisdiction of the state and federal courts located in Dallas County, Texas in connection with any lawsuits or other actions arising between the parties under the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AMN HEALTHCARE, INC.:

By:_________________________
Denise Jackson

Its: Chief Legal Officer

EMPLOYEE:

___________________________________
(Signature)

___________________________________
Susan R. Salka

Exhibit 10.3
Exhibit B

Advisory Agreement

This Advisory Agreement (“Agreement”) is executed effective , 2022 (“Effective Date”) between AMN Healthcare, Inc., a Nevada corporation (“Company”), and Susan R. Salka, a resident of the state of Texas (“Consultant”), who agree as follows. Consultant was previously an employee of AMN Healthcare Services, Inc. and her last day of employment due to her voluntary retirement was on __________, 2022 (“Separation Date”). This Agreement is the “Advisory Agreement” described in Section 3(d) of the Transition Agreement, dated May 5, 2022, entered into by and between Consultant and AMN Healthcare, Inc. (the “Transition Agreement”).

1. Engagement. Company hereby engages Consultant and Consultant hereby accepts engagement as an independent consultant to Company, pursuant to the terms set forth in this Agreement. It is expected that Consultant’s annual level of service under the Agreement will not exceed 500 hours and in any event the magnitude of services will not be in an amount that would cause the Separation Date to not constitute an Internal Revenue Code Section 409A “separation from service”.

2. Duties. Consultant shall personally and solely provide consulting services to Company on an as-requested basis, and perform such other duties as Company and Consultant may mutually agree upon from time to time. In the performance of these duties, Consultant shall comply at all times with the policies and procedures of Company and shall satisfactorily complete all required training relating to Company policies and procedures, including legal and compliance training covering Company's Code of Conduct and Security ("Training").

3. Term. The term of this Agreement shall commence on the Effective Date and shall terminate no later than the third anniversary of the Effective Date and may be terminated earlier as provided herein; provided, however, that the rights and obligations of the parties in paragraphs 6, 7, 9, 10 and 11 below shall survive any termination of the Agreement.

This Agreement shall automatically terminate upon Consultant’s death. Consultant may terminate this Agreement at any time upon 30 days advance written notice. Company may terminate this Agreement at any time upon its reasonable determination that there is Cause to do so.

“Cause” shall mean the occurrence of any one or more of the following: (i) the commission by Consultant of an act of fraud or embezzlement against the Company or any of its subsidiaries or affiliates or the conviction of Consultant in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement (including the willful and unauthorized disclosure of information of Company or any of its subsidiaries or affiliates which Consultant knows or should know to be material, confidential and proprietary to the Company or any of its subsidiaries or affiliates, which results, or could reasonably have been expected to result, in material financial loss to the Company or any of its subsidiaries or affiliates), (ii) the conviction of Consultant in a court of law, or guilty plea or no contest plea, to a felony charge, (iii) the willful misconduct of Consultant which is reasonably likely to result in injury or financial loss to (I) the Company or (II) to any subsidiaries or affiliates of the Company, which injury or loss is material to the Company taken as a whole, (iv) the willful failure of Consultant to render services in accordance with this Agreement, which failure amounts to a material neglect of Consultant’s duties under this Agreement and does not result from physical illness, injury or incapacity, and which failure is not cured within thirty (30) days after adequate notice of such failure and a reasonably detailed explanation has been presented by Company to Consultant or (v) a material breach of any of the covenants owed by Consultant to Company (or

Exhibit 10.3
its subsidiaries or affiliates) under this Agreement or any other written agreement, which breach is not cured, if curable, within 30 days after a written notice of such breach is delivered to Consultant. This Agreement shall not be deemed to have been terminated for Cause unless Company shall have given or delivered to Consultant (1) reasonable notice setting forth the basis for termination for Cause, and (2) a reasonable opportunity for Consultant, together with her counsel, to request reconsideration by and be heard before the board of directors of AMN Healthcare Services, Inc. (“Board”), provided; however, that such notice and opportunity to be heard shall not be required if the Board, based on the advice of counsel, deems it inconsistent with its fiduciary duties and so advises Consultant.

If this Agreement is terminated for any reason before the third anniversary of the Effective Date, then Consultant shall receive a pro rata payment of the Annual Fee (as defined below) for the year in which the termination occurs (with payment occurring at the same time set forth in Section 4) and no further payments shall be made under this Agreement. The pro rata payment amount shall equal the product of (x) the Annual Fee multiplied by (y) the quotient of the number of days elapsed for the year of termination of the Agreement divided by 365.

4. Compensation. Subject to Section 3, Company shall pay Consultant $300,000 upon each of the first three anniversaries of the Effective Date (such $300,000 is the “Annual Fee” for each year of the possible three years of this Agreement). Consultant shall provide up to two hours of time to complete the Training free of charge on an annual basis. Training in excess of two hours on an annual basis will be reimbursed by Company at a rate of $600 per hour, provided that the two-hour "free of charge" period is not exceeded because Consultant fails to satisfactorily complete, and therefore repeats, Training modules.

5. Expenses. During the term of the Agreement, Company shall reimburse Consultant for reasonable pre-approved business expenses incurred in connection with services rendered under the Agreement including Company paying for up to forty hours per calendar month of the reasonable cost (including fees and/or compensation and, if applicable, corresponding payroll taxes) of executive assistant support provided to Consultant by an external service provider that is pre-approved by Company. Consultant must provide Company with invoices by the end of each calendar month to evidence the costs incurred for the prior calendar month and the Company shall provide reimbursement for such approved expenses within 45 days of its receipt of the applicable invoice.

6. Taxes. The Company shall not effect any tax withholding on payments under the Agreement. Consultant shall be responsible for all of Consultant’s state, federal, local, foreign, income, employment and business taxes, including without limitation estimated taxes and any and all withholding tax obligations.

7. Authority. Notwithstanding anything to the contrary in this Agreement, Consultant may not bind Company in any way, whether orally or in writing, and Consultant may not lead any person or entity to believe the contrary. The parties acknowledge that neither Consultant nor any agent, employee, officer, representative or independent contractor of or retained by Consultant, is or may be deemed to be an employee, partner, joint venturer or agent of or with Company by reason of this Agreement. Consultant will be solely an independent contractor of Company and shall conduct all of Consultant’s business in Consultant’s own name.

8. Representations and Warranties. Consultant represents and warrants that this Agreement will not cause or require Consultant to breach any obligation to, or agreement or confidence with, any other person.

9. Confidentiality and Protection of Information. Consultant hereby acknowledges that Company has made (or may make) available to Consultant certain confidential and/or proprietary

Exhibit 10.3
information of Company or licensed to Company, including without limitation trade secrets (collectively, the “Confidential Material”), and further acknowledges that Consultant has no rights in or to the Confidential Material. Except as essential to Consultant’s obligations under this Agreement, neither Consultant nor any agent, employee, officer, or independent consultant of or retained by Consultant shall make any disclosure of any of the Confidential Material. Except as essential to Consultant’s obligations under this Agreement, neither Consultant nor any agent, employee, officer, or independent consultant of or retained by Consultant shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from Company, Consultant shall return to Company all Confidential Material. Consultant shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person, and that such person shall be bound by the provisions of this Paragraph. All books, records and accounts of Company, whether prepared by Consultant or otherwise coming into the possession of Consultant, shall be the exclusive property of Company. Upon the termination of this Agreement, Consultant shall immediately deliver to the possession of Company all such books and records.

Consultant agrees to use appropriate security measures to protect the Company’s employees, clients, or healthcare providers’ personal information from unauthorized access, destruction, use, modification, or disclosure in accordance with all federal and state privacy laws.

10. Intellectual Property - Ownership of Materials Created by Consultant. All work, materials, products, and modifications thereof, created at the request of Company, or in connection with any project, or otherwise developed or prepared for Company by Consultant, whether prior to or subsequent to the effective date of this Agreement (collectively, the “Work”) is the sole property of Company, and all right, title and interest therein shall vest in Company and shall be deemed to be a “work made for hire” made in the course of services rendered hereunder. Company shall be deemed the sole owner and “author” of the Work for all purposes under the Copyright Act and may transfer or license any of its rights and/or prepare derivative works based upon the Work. To the extent that any Work was created by Consultant prior to the effective date of this Agreement or may be otherwise ineligible for work-made-for-hire status, Consultant hereby irrevocably sells, transfers, and assigns the entire right, title, and interest in and to the Work (including without limitation all worldwide rights under copyright) to Company. Consultant further assigns, transfers, and delivers to Company the entire right, title, and interest in and to any and all causes of actions and rights of recovery for past infringement of the copyrights in the Work. Consultant agrees to give Company, and any person designated by Company, any reasonable assistance required to perfect the rights defined in this section. Nothing herein shall be construed to grant any right or license to Consultant in or to any content or other material provided to Consultant hereunder by Company, other than the right to use such material solely on behalf of Company in accordance with the terms hereto. Consultant represents and warrants that it is the owner of or otherwise has the right to use and distribute the Work, and that any such materials prepared by Consultant for Company are original works of authorship and do not infringe any copyright or other intellectual property rights of third parties. Consultant waives any and all “moral rights” Consultant may have with respect to the Work. Consultant shall defend, indemnify and holds harmless Company from any loss, damage, liability, and expenses (including attorneys’ reasonable fees) resulting from an actual or alleged breach of the foregoing representations or warranties.

11. Property of Company. All of the foregoing materials, including without limitation, any and all copyrights, trademarks, servicemarks or trade names, are and shall remain the property of Company.

12. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Texas, irrespective of Texas’ choice-of-law principles.

Exhibit 10.3
13. Further Assurances. Each party shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

14. Venue and Jurisdiction. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the state and federal courts located in the County of Dallas, State of Texas, which courts have personal jurisdiction and venue over each of the parties to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in paragraph 22 of this Agreement.

15. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. Signature pages to this Agreement may be delivered to a party by fax, pdf or similar electronic means and such pages shall constitute an original for all purposes under this Agreement. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

16. Attorney’s Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney’s fees (including expert witness and other consultant's fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceedings, including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding and all appeals. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.

17. Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

18. Headings. The paragraph headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

19. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations, and warranties, if any, with respect to such subject matter that precede or accompany the execution of this Agreement.

20. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability unless such provision or the application of such provision is essential to this Agreement.

21. Successors-in-Interest and Assigns. Consultant shall not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of Consultant’s rights, duties or other interests in this Agreement without the prior written consent of Company, which consent may be withheld in Company’s sole and absolute discretion. Any

Exhibit 10.3
such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

22. Notices. Each notice and other communication required or permitted to be given under this Agreement (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by email to the address for such party set forth below, (c) three business days after the Notice has been deposited with the United States Postal Service as first-class, certified mail, return receipt requested, postage pre-paid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage pre-paid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To Company:        AMN Healthcare, Inc.
Attn: Chief Legal Officer
8840 Cypress Waters Blvd
Dallas, TX 75019
Email: officeofthecorporatesecretary@amnhealthcare.com
Telephone: (858) 792-0711

To Consultant:     Susan R. Salka
3831 Turtle Creek Blvd. #7B
Dallas TX 75219
Email: susansalka@gmail.com

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in a manner set forth above.

23. Equal Opportunity. AMN Healthcare, Inc. is an Equal Employment Opportunity employer. As such, 41 CFR 60-1.4(a), 41 CFR 60-300.5, 41 CFR 60-741.5 as well as 29 CFR Part 471, Appendix A to Subpart A are herein incorporated by reference, to the extent applicable.

The parties shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

24. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

25. Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement and has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or

Exhibit 10.3
in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

26. Third Party Beneficiaries. Nothing in this Agreement is intended to nor shall confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees.

AMN Healthcare, Inc.
A Nevada corporation

By:__________________________________
Denise Jackson
Chief Legal Officer

By:__________________________________
Susan R. Salka
Consultant

Exhibit 10.3
Exhibit C

Confidentiality and Non-Competition Agreement

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) is entered into on this ___ day of ____________ 2022 (“Effective Date”) by and between AMN Healthcare, Inc. (“AMN”), for and on behalf of and for the benefit of itself or the direct or indirect subsidiary or affiliate that will employ Employee (the entity employing Employee, whether AMN or a direct or indirect subsidiary or affiliate of AMN, the “Company”) and Susan R. Salka, an individual (“Employee”).

W I T N E S S E T H:

    WHEREAS, Employee is employed in the position of President and Chief Executive Officer of AMN Healthcare Services, Inc.;

    WHEREAS, on the Effective Date, Employee and AMN Healthcare, Inc.; entered into a Transition Agreement (the “Transition Agreement”);

    WHEREAS, the Transition Agreement provided that Employee and AMN Healthcare, Inc. would enter into an Advisory Agreement for Employee to render post-employment consulting services (the “Advisory Agreement”);

    WHEREAS, this Agreement is the Confidentiality and Non-Competition Agreement described in Section 6 of the Transition Agreement; and

WHEREAS, the nature of the business of the Company requires that Employee carry out Employee’s duties in a confidential manner and the Company desires to protect the Confidential Business Information (defined below) and other legitimate business interests of the Company.

    NOW, THEREFORE, in consideration of Employee’s employment or continued employment by the Company, Employee’s access to and provision with Confidential Business Information and trade secrets belonging to the Company, and for other good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, and as a condition to the employment or continued employment of Employee by the Company, the parties do hereby agree as follows:

1.     Confidential Business Information. Employee understands and acknowledges that, in the course of Employee’s employment, Employee will be provided with and have access to, be entrusted or become acquainted with, and may acquire knowledge of information about the Company and the Company’s parent companies (including AMN), its direct or indirect subsidiaries and its affiliates (collectively, the “Company’s Affiliates” and their respective businesses that is not generally known outside of the Company and the Company’s Affiliates (hereinafter referred to as “Confidential Business Information”). By way of illustration only, and not limitation, Confidential Business Information may include information regarding: (a) marketing, advertising, public relations, social media and/or promotional strategies, programs, plans and methods; (b) pricing policies, methods and concepts, product and services strategies, training programs, and methods of operation and other business methods; (c) mailing lists and lists of and information relating to current, former and prospective clients of the Company or the Company’s Affiliates, the names of representatives of the Company’s clients responsible for entering into contracts with the Company, the financial arrangements between the Company and such clients, specific personnel and business needs and requirements of clients, and leads and referrals to prospective clients; (d) vendor and supplier information, such as the identity of the Company’s vendors and suppliers, their names and addresses, the names of representatives of the

Exhibit 10.3
Company’s vendors and suppliers responsible for entering into contracts with the Company, the financial arrangements between the Company and such vendors and suppliers, specific vendor and supplier needs and requirements, and leads and referrals to prospective vendors and suppliers; (e) lists of and information relating to healthcare professionals, prospective healthcare professionals and other candidates for placement, including qualifications, positions held, salaries and benefits received and other personal information concerning and/or provided by healthcare professionals, prospective healthcare professionals and other candidates for placement; (f) business plans, expansion plans, management policies and other business policies and strategies; (g) business and sales forecasts, market analyses, costs, sales and revenue reports, budgets, other financial data that relates to the management and operation of the Company (or the Company’s Affiliates) and its products and services, and other analyses not publicly disclosed; (h) personnel information, including the identity of the Company’s or the Company’s Affiliates other employees, agents, independent contractors, consultants and representatives; (i) internally developed computer programs and software and specialized computer programs; (j) internal procedures, programs, reports and forms of the Company or the Company’s Affiliates; and (k) other confidential, trade secret and/or proprietary information that allows the Company to compete successfully. Confidential Business Information does not include any information that is: (y) in the public domain at the time of disclosure by the Company to Employee or that subsequently comes into the public domain through no violation of this Agreement by Employee or similar agreements by other employees of the Company; or (z) already known by Employee through public sources at the time of its disclosure by the Company. Trade secrets are items of Confidential Business Information that meet the requirements of applicable state trade secret law. Employee acknowledges and agrees that the Confidential Business Information is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Business Information can be in any form: oral, written or machine readable, including electronic files.

2.     Confidentiality. In order to protect the Confidential Business Information of the Company and the Company’s Affiliates and to promote and ensure the continuity of the relationships of the Company and the Company’s Affiliates with their customers, healthcare professionals, agents, and brokers, Employee covenants and agrees that during Employee’s employment with the Company and for a period of five years thereafter, Employee will not, (i) divulge, publish, disclose, or communicate, in any fashion, form or manner, either directly or indirectly, Confidential Business Information of the Company or any Company’s Affiliate to any person, firm, corporation, partnership, association or other entity, or (ii) otherwise directly or indirectly use any Confidential Business Information for Employee’s own benefit or to the detriment of the Company or any Company’s Affiliate, except that the provisions set forth in this Section 2 shall not apply to disclosures made to other employees, to officers or directors of the Company or any Company’s Affiliate, or to others, which are made for valid business purposes, at the direction of, with the permission of, and in accordance with the policies and practices of, the Company, in connection with the performance by Employee of Employee’s duties and responsibilities during employment or the term of the Advisory Agreement. Nothing contained in this Agreement shall prevent Employee from exercising Employee’s rights under applicable law to discuss wages, hours, working conditions, unionization, or the like, including any concerted activities for the purpose of collective bargaining or other mutual aid or protection. Additionally, nothing contained in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.) or making other disclosures that are required by law or legal process.

    During Employee’s employment, Employee shall take all steps necessary and all steps reasonably requested by the Company to ensure that the Confidential Business Information is kept secret and confidential and for the sole use and benefit of the Company and, as applicable,

Exhibit 10.3
the Company’s Affiliates and to comply with all applicable policies and procedures of the Company regarding the storage and security of all Confidential Business Information, whether in hard copy form or stored on computer disks or other electronic media. Employee also acknowledges that the Confidential Business Information is, and has been, the subject of efforts that are reasonable under the circumstances to maintain its confidentiality.

Employee acknowledges and agrees that the Confidential Business Information is a special and unique asset of the Company and derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its disclosure. Employee further agrees that the disclosure of any Confidential Business Information to competitors of the Company (or the Company’s Affiliates), both during and after Employee’s employment or use of any Confidential Business Information for Employee’s own benefit during or after employment would constitute misappropriation of the Confidential Business Information.

3.    Work Product. "Work Product" means all ideas, discoveries, programs, systems, methods, interfaces, protocols, databases, creations, artwork, articles, programming, processes, designs, inventions or improvements relating to technological matters, whether or not capable of being protected by patent, copyright, trade secret or other intellectual property right (collectively, “Intellectual Property Rights”), conceived by Employee while employed by the Company, whether formally or informally, compensated or uncompensated, or whether during regular working hours, provided such Work Product is related in some manner to the business (present or contemplated) of the Company. Work Product also includes that which is conceived by Employee while employed by the Company and conceived on the Company’s time or with the Company’s equipment, supplies, facilities, or Confidential Business Information. Work Product does not include anything which meets the following criteria: (a) no equipment, supplies, facility, or Confidential Business Information of the Company was used; (b) was developed entirely on Employee’s own time; (c) does not relate (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; and (d) which does not result from any work performed by Employee for the Company.
The Employee acknowledges and agrees that all right, title and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereof shall be the sole and exclusive property of the Company. The Work Product is the Confidential Business Information of the Company and the Company shall have the unrestricted right, in its sole and absolute discretion, whether or not to (A) use, commercialize or market any Work Product or (B) file an application for patent, copyright registration or any other Intellectual Property Rights and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Employee now or in the future as a result of such activities.
The Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Employee's entire right, title and interest in and to all

Exhibit 10.3
Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.
During and after employment, the Employee agrees to reasonably cooperate with the Company at the Company's expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction throughout the world and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company.

4.     Return of Documents and Materials. Employee acknowledges that all documents, records and materials that Employee prepares in the course of Employee’s employment, and Confidential Business Information that Employee may have access to, may be given or entrusted to Employee, or Employee may acquire knowledge of in the course of Employee’s employment are and shall remain the sole property of the Company (or the Company’s Affiliates, as applicable). If Employee’s employment terminates for any reason, or upon demand, Employee shall immediately return or turn over all Confidential Business Information (and any copies thereof) in Employee’s possession, custody or control, as well as any documents, records, notes, or other work product, materials, information including Company-owned account information and any passwords, and other property in Employee’s possession, custody or control that is in any way connected with or derived from Employee’s services to, or affiliation with, the Company. With respect to information stored electronically, all computers, thumb drives, phones, and other electronics data storage devices used to store Confidential Business Information or Work Product will be returned to the Company. If any Confidential Business Information or Work Product is stored on any device, email account or cloud storage location that is not owned by Company, Employee will tender the device or provide access to the account where the electronic data is stored to allow the Company to remove the Confidential Business Information and Work Product.

5.    Covenant Not To Compete.

(a)Employee acknowledges and agrees that the Company is engaged in a highly competitive and national business, and that by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Confidential Business Information, engaging in a business which is directly competitive with the Company will cause it great and irreparable harm.

    (b)    Accordingly, during the term of Employee’s employment and for a period of two (2) years after the later of termination of Employee’s employment for any reason or termination of the Advisory Agreement, Employee shall not, directly or indirectly, whether as an employee, employer, officer, director, operator, agent, independent contractor, consultant, stockholder, partner, owner, investor, advisor, joint venturer or otherwise, perform, engage in, consult with, participate in, or assist in providing services of the same, similar or greater nature

Exhibit 10.3
to those performed by Employee for the Company (collectively, “Services”) for any person, entity or venture that competes with the business of the Company (“Company Competitor”) within or directed to the Restricted Territory. For purposes of this Agreement, Company Competitor includes any person or persons, business or entity that is engaged in (A) any activities that are competitive with the business of (i) recruiting and/or providing healthcare or other personnel on a temporary or permanent placement basis to hospitals, healthcare facilities, healthcare provider practice groups or other entities, (ii) clinical workforce management services, or (iii) healthcare workforce technology platforms, or (B) any other business in which the Company is engaged as of the later of termination of Employee’s employment for any reason or termination of the Advisory Agreement. The Restricted Territory is defined as: (i) to the extent Employee’s position with the Company entailed responsibility for one or more geographic territories within the United States, or involved company-wide responsibilities, anywhere in the United States if the Services to be provided to the Company Competitor involve all or a portion of the geographic territories for which Employee had direct or indirect responsibility during the 12 months prior to Employee’s termination of employment; and (ii) the territory within Dallas County and Tarrant County, Texas, and all counties adjacent to Dallas County and Tarrant County, including the counties of Collin, Denton, Ellis, Hunt, Johnson, Kaufman, and Rockwall.

        (c)     Employee agrees that this covenant not to compete is reasonable and necessary to protect the Company’s legitimate business interests, including, without limitation, the confidential and professional information and trade secrets of the Company, the substantial relationships between the Company and its customers, clients and candidates for placement, and the goodwill of the Company. Employee also agrees that the 18-month duration of this covenant not to compete is reasonable. Additionally, Employee acknowledges and agrees that the geographical limitation of this covenant not to compete also is reasonable and that the enforcement of this covenant not to compete, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public health, safety and welfare.

        (d)    The ownership by Employee of not more than three percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange, the NASDAQ National Market or The NASDAQ SmallCap Market shall not be deemed, in and of itself, to violate the prohibitions against competition in this Section 5. Additionally, post-employment, Employee may serve as a member of a board of directors (or managers) of a company provided that such company is not a Company Competitor. For purposes of the preceding sentence only, a company shall not be deemed to be a Company Competitor even if it has a division(s) or subsidiary(ies) that provides competitive services so long as the aggregate annual revenue from such competitive services constitutes less than 10% of such company’s total annual revenue for every calendar year. Before commencing in any such directorship role, Employee must provide Employer with written notice about the prospective position along with any other information from time to time that Employer may reasonably request in order for it to determine that the company in question is at all times not a Company Competitor.

6.    Non-Solicitation of Clients.

(a)Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with a significant number of the Company’s clients and prospective clients, and will have access to Confidential Business Information regarding the Company’s clients, prospective clients and related information, including but not limited to information regarding client contacts and representatives, client needs and requirements and financial arrangements with clients, and will have access to and the benefit of good will developed by Company with its clients.

Exhibit 10.3
(b)Accordingly, Employee covenants and agrees that for a period of two (2) years after the later of termination of Employee’s employment for any reason or termination of the Advisory Agreement, Employee will not directly or indirectly service or solicit clients or prospective clients of the Company for the purpose of selling or providing products and services of the type sold and provided by the Company, and for which Employee had responsibility or knowledge of or access to Confidential Business Information. This restriction shall apply only to those clients or prospective clients, of the Company with whom Employee had contact during the two (2) years prior to the termination of her employment from the Company. For the purposes of this Section, the term “contact” means interaction between Employee and the client which takes place to further the business relationship, or making sales to or performing services for the client on behalf of the Company. For purposes of this Section, the term “contact” with respect to a “prospective” client means interaction between Employee and a potential client of the Company which takes place to obtain the business of the potential client on behalf of the Company.

        (c)    Employee agrees that this covenant not to solicit clients is reasonable and necessary to protect the Company’s legitimate business interests, including, without limitation, the Confidential Business Information of the Company, the substantial relationships between the Company and its clients, and the goodwill of the Company. Employee also agrees that the two (2) year duration of this covenant not to solicit or service clients is reasonable and that the enforcement of this covenant not to solicit clients, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public health, safety and welfare.

7.     Non-Solicitation of Candidates for Placement.

(a)Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with a significant number of the Company’s healthcare professionals, prospective healthcare professionals and other candidates for placement (“Candidates for Placement”), and will have access to Confidential Business Information regarding the Company’s Candidates for Placement and related information, including but not limited to information regarding qualifications, positions held, salaries and benefits received, and other personal information, and will have access to and the benefit of good will developed by Company with its Candidates for Placement.

(b)Accordingly, Employee covenants and agrees that for a period of two (2) years after the later of termination of Employee’s employment for any reason or termination of the Advisory Agreement, Employee will not directly or indirectly solicit or place any Candidates for Placement of the Company for the purpose of selling and providing services of the type sold and provided by the Company, and for which Employee had responsibility or knowledge of or access to Confidential Business Information. This restriction shall apply only to those Candidates for Placement or prospective Candidates for Placement, of the Company with whom Employee had contact during the two (2) years prior to the termination of her employment from the Company. For the purposes of this Section, the term “contact” means interaction between Employee and the Candidate for Placement which takes place to further the business relationship on behalf of the Company. For purposes of this Section, the term “contact” with respect to a “prospective” Candidate for Placement means interaction between Employee and a potential Candidates for Placement of the Company which takes place to further the business of the Company. This Section 7 shall not be violated by general advertisements for employment that are not specifically directed at Candidates for Placement of the Company.

8.    Non-Solicitation of Employees.

(a)Employee acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees, contractors and consultants of the Company, Employee has and

Exhibit 10.3
will come into contact with and acquire Confidential Business Information regarding other employees, contractors and consultants of the Company, and will develop relationships with those employees, contractors and consultants.
(b)Accordingly, Employee covenants and agrees that for so long as Employee is employed by the Company and for a period of two (2) years after the later of termination of Employee’s employment for any reason or termination of the Advisory Agreement, Employee shall not, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit any employee, contractor or consultant of the Company to leave employment with or service to the Company, or diminish their services to the Company. This restriction shall apply only to those employees, contractors and consultants of the Company with whom Employee came into contact during the last two (2) years of her employment with the Company. This Section 8 shall not be violated by general advertisements for employment that are not specifically directed at employees, contractors or consultants of the Company.
9.     Specific Performance; Injunction. Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Business Information, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by Employee, or Employee’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity, including injunctions, both preliminary and permanent, and enjoining or restraining such breach or anticipatory breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction. Employee also agrees that the existence of any claim or cause of action that Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a valid defense to the enforcement of the covenants and undertakings contained in this Agreement.

Employee further agrees and acknowledges that should legal proceedings be initiated to enforce the restrictive covenants contained in Sections 5 through 8 of this Agreement, the commencement of the applicable time period of said restrictive covenants will commence on the date of the entry of an order granting Company injunctive, monetary or other relief from Employee’s actual, potential or threatened violation or breach of said restrictive covenants and will remain in effect for the original time period of the restrictive covenant. Employee acknowledges and agrees that the purpose and effect of the restrictive covenants contained in Sections 5 through 8 of this Agreement would be frustrated by measuring the applicable time period of said restrictive covenants from the termination of Employee’s employment where Employee fails to honor the restrictive covenants contained in Sections 5 through 8 of this Agreement until directed to do so by court order.

10.    Notices. Employee agrees and acknowledges that during Employee’s employment and for a period of two (2) years after the later of termination of Employee’s employment for any reason or termination of the Advisory Agreement, Employee will inform each prospective new employer Employee may have, prior to accepting employment, of the existence of this Agreement, and Employee shall provide each prospective employer with a copy of this Agreement. Employee also agrees and acknowledges that the Company has the right to independently contact any potential or actual future employer of Employee to notify the future employer of Employee’s obligations under this Agreement and provide such future employer with a copy of this Agreement. The Company shall also be entitled to notify such actual or potential future employer of the Company’s understanding of the requirements of this Agreement

Exhibit 10.3
and what steps, if any, the Company intends to take to ensure compliance with or enforcement of this Agreement.

Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and delivered in person, sent by email, sent by commercial carrier or sent by certified mail, return receipt requested, as follows:

    If to the Company:    C/o Chief People Officer
                AMN Healthcare, Inc.
            8840 Cypress Waters Blvd
                Dallas, TX 75019

With a copy to:    Chief Legal Officer
            AMN Healthcare, Inc.
            8840 Cypress Waters Blvd
            Dallas, TX 75019

If to Employee:    Susan R. Salka
            3831 Turtle Creek Blvd. #7B
                Dallas TX 75219

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

11.    Prior Disclosure. Employee represents and warrants that Employee has not used or disclosed any confidential information, trade secret, copyright or any other intellectual property Employee may have obtained from Employer prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

12.     Confidential Information of Prior Employers. Employee will not disclose or use during the period of Employee’s employment with the Company, any proprietary or confidential information, trade secret, copyright or any other intellectual property belonging to a previous employer or other third party that Employee may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Employee’s memory or embodied in a writing or other physical form.

13.    Agreement Not to Be Construed as Creating a Contract of Employment. Employee understands and acknowledges that Employee’s execution of this Agreement will in no way be construed as creating a contract of employment between the Company and Employee and that Employee’s employment status remains “at will” and Employee’s employment may be terminated by Employee or the Company, at any time, with or without notice and with or without cause.

14.    Severability. The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Company’s Confidential Business Information, client and candidate relationships and goodwill. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

Exhibit 10.3

15.    Non-Interference With Company Business. During the term of Employee’s employment, Employee, whether acting alone or in conjunction with others will refrain from directly or indirectly (i) engaging in any conduct or pattern of conduct that involves the making or publishing of any written or oral statements or remarks, which are defamatory or maliciously false toward the Company, its employees or the Company’s Affiliates; or (ii) disclosing to any third party for the purposes of recruitment the names, compensation, or benefit information of any Company employees, to the fullest extent such restrictions are permissible under applicable law. The above restrictions shall be in addition to the nondisclosure and other obligations and restrictions contained in this Agreement. Nothing in this Agreement shall prevent Employee from exercising Employee’s rights under the applicable law to discuss wages, hours, working conditions, unionization or the like, including any concerted activities for the purpose of collective bargaining or other mutual aid or protection.

16.    Complete Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

17.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

18.    Third Party Beneficiaries. To the extent that AMN is not the Company (as that term is used herein), the parties acknowledge, understand and agree that AMN entered into this Agreement on behalf of and for the benefit of the Company, which employs Employee, and that, in addition to AMN, the Company (and AMN’s or the Company’s permitted successors and assigns as set forth in Section 19 below) is entitled to enforce all provisions hereof as if it were a signatory hereto. To the full extent required, if at all, Employee hereby waives any claim or defense that the Company is not a proper party to enforce this Agreement.

19.    Successors and Assigns; Assignment. This Agreement shall be binding upon Employee, Employee’s heirs, executors and administrators, and upon the Company, and its successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned to and/or enforced by the Company’s successors and assigns at any time without the need for any additional action by the Company or Employee.

20.    Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas. The parties hereto agree that all actions and proceedings relating hereto shall be litigated exclusively in the federal and state courts located in Dallas County, Texas.

21.    Amendment and Waiver. This Agreement may not be changed or amended except in writing signed by the parties. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

22.    Headings. The headings contained in this Agreement are inserted for convenience only. They do not constitute a part of this Agreement and in no way define, limit or describe the intent of this Agreement or any provisions hereof.

Exhibit 10.3
23.    Construction. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

24.    Knowledge of Rights and Duties. Employee has carefully reviewed and completely read all of the provisions of this Agreement and understands and has been advised that Employee may consult with counsel of Employee’s choice for any explanation of Employee’s rights, duties, obligations and responsibilities under this Agreement, should Employee so desire. Employee acknowledges that Employee enters into this Agreement of Employee’s own free will.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AMN HEALTHCARE, INC.:

By:_________________________
Denise Jackson

Its: Chief Legal Officer

EMPLOYEE:

___________________________________
(Signature)

___________________________________
Susan R. Salka